Exhibit 99.1

LEIDOS TO COMBINE WITH LOCKHEED MARTIN INFORMATION SYSTEMS &

GLOBAL SOLUTIONS BUSINESS (IS&GS)

•	$5 Billion Transaction Includes Approximately $3.2 Billion in Leidos Common Stock and a Special Cash Payment of Approximately $1.8 Billion to Lockheed Martin

•	Transaction also Contemplates a $1 billion Special Dividend to Leidos Stockholders Conditioned on Completion of the Transaction

•	Creates a Leading Government-Services Company with Increased Scale and Opportunities for Long-Term Growth

RESTON, Va. Jan. 26, 2016 – Leidos Holdings Inc. (NYSE: LDOS) today announced it has entered into a definitive agreement with Lockheed Martin (NYSE: LMT) pursuant to which Leidos will combine with Lockheed Martin’s realigned Information Systems & Global Solutions business (IS&GS) in a Reverse Morris Trust transaction.

With approximately $5 billion in sales and more than 16,000 employees worldwide, IS&GS has been a leading government services provider for more than 20 years.

“The combination of IS&GS with Leidos creates truly significant value for our shareholders, and brings together a $10 billion portfolio of solutions, mission IT, and technical services,” said Roger Krone, Leidos chairman and CEO. “The combined company will be a more diversified leader in the markets we serve, giving us the scale and access to markets that enable further growth. The new company will be better able to offer cost-effective solutions to our customers. I look forward to welcoming the talented employees from IS&GS who will join the Leidos team – they will play a critical role in our future success.”

The combination will result in Lockheed Martin shareholders receiving approximately 50.5 percent of the combined company on a fully diluted basis, with pre-transaction Leidos shareholders owning the balance. The transaction, which also includes a special cash payment of approximately $1.8 billion to Lockheed Martin, is valued at approximately $5.0 billion based on Leidos’ $55.22, 5-day volume weighted average stock price.

The transaction also contemplates that Leidos will pay a special dividend to its shareholders of approximately $1 billion, contingent on closing of the transaction. The special dividend to Leidos shareholders is expected to be funded through new borrowing by Leidos and cash on hand.

This combination is expected to add large, complex IT system implementation and operation experience, and additional federal and international IT solutions and services work to the Leidos portfolio, providing more venues to sell value added services such as cybersecurity and analytics.

Transaction Details

Upon closing of the merger, Lockheed Martin shareholders will receive approximately 50.5 percent of Leidos shares, on a fully diluted basis, and pre-transaction Leidos shareholders will own the balance of the combined company’s shares.

The value of the transaction is $5.0 billion, comprising approximately a 50.5% stake in Leidos common stock, valued at $3.2 billion based on the 5-day volume weighted average stock price of Leidos’ shares on Jan. 25, 2016, and, immediately prior to the distribution of IS&GS, an approximately $1.8 billion special cash payment to Lockheed Martin, which will be used by Lockheed Martin after the closing of the transaction to retire debt, pay dividends or repurchase its shares. Upon closing, Leidos will have approximately 152.4 million common shares and common share equivalents outstanding. The transaction, other than the special dividend to Leidos shareholders, is expected to be tax-free for both companies’ shareholders.

The transaction is anticipated to close in the second half of 2016. Completion of the transaction is subject to customary closing conditions, including regulatory and Leidos shareholder approvals and receipt of opinions of tax counsel. The businesses will continue to operate separately until the transaction closes.

Governance and Management

Roger Krone will continue as Chairman and CEO of Leidos. Pursuant to the transaction agreement, Lockheed Martin will be entitled to designate three new directors to serve on the Leidos board of directors. Jim Reagan will continue to serve as CFO of Leidos. Leidos headquarters will remain in Reston, Va. and the company will maintain a significant presence in Gaithersburg, Md. It is expected that members of the IS&GS senior staff will join the Leidos leadership team.

Citigroup is acting as exclusive financial advisor to Leidos. Citigroup, Bank of Tokyo Mitsubishi UFJ, Bank of America, JP Morgan and Goldman Sachs are providing committed financing for the transaction. Skadden, Arps, Slate, Meagher & Flom LLP and Fried, Frank, Harris, Shriver & Jacobson LLP are acting as legal advisors to Leidos.

Conference Call and Investor Information

Leidos will host a conference call at 8 am Eastern Time on Jan. 26 to discuss the transaction. The call can be accessed by dialing Toll Free: 877-869-3847; International: +1-201-689-8261. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http:ir.leidos.com).

After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing Toll Free: +1 (877) 660-6853; International: +1-201-612-7415 and entering passcode 13629288.

About Leidos

Leidos is a science and technology solutions leader working to address some of the world’s toughest challenges in national security, health and engineering. The Company’s 19,000 employees support vital missions for government and the commercial sector, develop innovative solutions to drive better outcomes and defend our digital and physical infrastructure from ‘new world’ threats. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $5.06 billion for its fiscal year ended January 30, 2015. For more information, visit www.Leidos.com.

CONTACTS:

Media:	Investors:

Melissa Koskovich	Kelly P. Hernandez
571.526.6851	571.526.6404
koskovichm@leidos.com	Kelly.p.hernandez@leidos.com

Cautionary Statement Regarding Forward Looking Statements

The forward looking statements contained in this document involve risks and uncertainties that may affect Leidos Holdings, Inc.’s (“Leidos”) operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of Leidos will be realized. This document also contains statements about the proposed business combination transaction between Leidos and Lockheed Martin Corporation (“Lockheed Martin”), in which Lockheed Martin will separate a substantial portion of its government information technology infrastructure services business and its technical services business, which have been realigned in the Information Systems & Global Solutions (IS&GS) business segment, and combine this business with Leidos in a Reverse Morris Trust transaction (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, the dependency of any split-off transaction on market conditions and the value to be received in any split-off transaction, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Leidos’ ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Leidos’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Leidos’ consolidated financial condition, results of operations or liquidity. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Leidos’ filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Leidos’ annual report on Form 10-K for the year ended January 30, 2015, and in its quarterly reports on Form 10-Q which are available at http://www.Leidos.com and at the SEC’s web site at http://www.sec.gov. Leidos assumes no obligation to provide revisions or updates to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction, Abacus Innovations Corporation, a wholly-owned subsidiary of Lockheed Martin created for the Transaction (“Spinco”), will file with the SEC a registration statement on Form S-4/S-1 containing a prospectus and Leidos will file with the SEC a proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and proxy statement (when available) and other documents filed with the SEC by Lockheed Martin, Spinco and Leidos at the SEC’s web site at http://www.sec.gov. Free copies of these documents, once available, and each of the companies’ other filings with the SEC, may also be obtained from Leidos’ web site at http://www.Leidos.com.

This communication is not a solicitation of a proxy from any investor or security holder. However, Leidos, Lockheed Martin, and certain of their respective directors, executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from stockholders of Leidos in respect of the proposed transaction under the rules of the SEC. Information regarding Leidos’ directors and executive officers is available in Leidos’ 2014 Annual Report on Form 10-K filed with the SEC on March 25, 2015, and in its definitive proxy statement for its annual meeting of stockholders filed on April 17, 2015. Information regarding Lockheed Martin’s directors and executive officers is available in Lockheed Martin’s 2014 Annual Report on Form 10-K filed with the SEC on February 9, 2015, and in its definitive proxy statement for its annual meeting of stockholders filed on March 13, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statements, prospectuses and proxy statement and other relevant materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.